Exhibit 99.1
Alliant Energy
4902 North Biltmore Lane, Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com

News Release
FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2010 RESULTS
NARROWS AND INCREASES MIDPOINT OF 2010 GUIDANCE

MADISON, Wis. – August 5, 2010 – Alliant Energy Corporation (NYSE: LNT) today announced second quarter generally accepted accounting principles (GAAP) and non-GAAP consolidated earnings from continuing operations as follows:

	Second Quarter
	2010	2009
Adjusted (non-GAAP) Operating Results from Continuing Operations:
Net Income ($ millions)	$49.3	$38.1
Earnings per share (EPS)	$0.44	$0.34

GAAP Earnings from Continuing Operations:
Net Income ($ millions)	$48.0	$29.0
Earnings per share (EPS)	$0.43	$0.26

Alliant Energy’s 2010 second quarter non-GAAP EPS were $0.44 per share, which was $0.10 per share higher than the second quarter of 2009.  Earnings for Alliant Energy’s utility business were positively impacted by retail rate increases. The positive EPS driver was partially offset by higher transmission service expense, higher depreciation and operating expenses due to placing the Whispering Willow - East wind project in-service in late 2009, lower allowance for funds used during construction (AFUDC) due to lower wind construction work in progress balances, and the results of the annual electric unbilled adjustment.

“I am pleased with the solid financial results produced in the second quarter” said Bill Harvey, Alliant Energy Chairman, President, and CEO.  “Based on our year-to-date results we are narrowing our earnings guidance range for 2010.”

Utility GAAP EPS were impacted by a total of ($0.01) per share of net charges in the second quarter of 2010 and ($0.08) per share of charges in the second quarter of 2009 for various non-GAAP adjustments.  Non-GAAP adjustments, which generally relate to significant charges or credits that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.  Adjusted, or non-GAAP, operating earnings for the second quarter of 2010 and 2009 do not include the following items (after tax) that were included in reported GAAP earnings:

	Q2 non-GAAP Income
	(Loss) Adjustments		Q2 non-GAAP EPS
	(in millions)		Adjustments
	2010	2009	2010	2009
Restructuring and impairment charges	$(4.6)	$(9.1)	$(0.04)	$(0.08)
Depreciation adjustment	5.0	--	0.05	--
Reserve for Cash Balance Pension Plan lawsuit	(1.7)	--	(0.02)	--
	$(1.3)	$(9.1)	$(0.01)	$(0.08)

EPS and income in the second quarter of 2010 and 2009 are as follows:

EPS:	Q2 GAAP EPS		Non-GAAP Adjustments		Q2 non-GAAP EPS
	2010	2009	2010	2009	2010	2009
Interstate Power and Light Co. (IPL)	$0.16	$0.14	$0.04	$0.04	$0.20	$0.18
Wisconsin Power and Light Co. (WPL)	0.26	0.10	(0.03)	0.04	0.23	0.14
Subtotal for Utilities	0.42	0.24	0.01	0.08	0.43	0.32
Non-regulated and Parent	0.01	0.02	--	--	0.01	0.02
	$0.43	$0.26	$0.01	$0.08	$0.44	$0.34

Income: (in millions)	Q2 GAAP Income (Loss)		Non-GAAP adjustments		Q2 non-GAAP Income (Loss)
	2010	2009	2010	2009	2010	2009
IPL	$17.4	$15.6	$5.1	$5.1	$22.5	$20.7
WPL	29.3	10.7	(3.8)	4.0	25.5	14.7
Subtotal for Utilities	46.7	26.3	1.3	9.1	48.0	35.4
Non-regulated and Parent	1.3	2.7	--	--	1.3	2.7
Earnings from continuing operations	48.0	29.0	1.3	9.1	49.3	38.1
Income (loss) from discontinued operations	(0.2)	0.1	--	--	(0.2)	0.1
	$47.8	$29.1	$1.3	$9.1	$49.1	$38.2

Additional details regarding second quarter GAAP EPS from Alliant Energy’s Utility operations are as follows:

	IPL	WPL	Variance
Utility operations:
Electric and gas retail rate increases effective in 2010	$0.14	$0.12	$0.26
Restructuring and impairment charges in Q2 2009	0.04	0.04	0.08
Higher electric transmission service expense	(0.06)	(0.01)	(0.07)
Depreciation adjustment in Q2 2010	--	0.05	0.05
Whispering Willow-East depreciation and operating expenses in Q2 2010	(0.04)	--	(0.04)
Restructuring and impairment charges in Q2 2010	(0.03)	(0.01)	(0.04)
AFUDC (primarily due to wind projects)	(0.04)	0.01	(0.03)
Annual electric unbilled adjustments	0.04	(0.06)	(0.02)
Reserve for Cash Balance Pension Plan lawsuit in Q2 2010	(0.01)	(0.01)	(0.02)
Other (includes higher electric sales)	(0.02)	0.03	0.01
Total utility operations	$0.02	$0.16	$0.18

The following comments further explain selected drivers of earnings performance during the second quarter of 2010 versus 2009:

Electric and gas retail rate increases:  On March 20, 2010, IPL implemented annualized interim rates of $119 million as part of its retail electric rate case in Iowa filed on March 10, 2010.  The interim rate increase is expected to recover higher electric transmission service expenses and a return on the investment in and recovery of expenses for, the Whispering Willow - East wind project, which was placed in service at the end of 2009, as well as other infrastructure investments.

On January 1, 2010, WPL implemented new retail electric and gas rates as a result of its rate case filed in May 2009.  The $65 million annualized rate increase includes an adjustment for lower sales net of variable fuel expenses, return on one-half of the average 2010 Bent Tree – Phase I wind project construction costs, and higher pension costs incurred in 2009.

Restructuring and impairment charges:  During the second quarter of 2010, Alliant Energy completed its evaluation of IPL’s Sixth Street Generating Station and decided not to rebuild electric operations at the facility, which was significantly damaged by the severe flooding in downtown Cedar Rapids, Iowa in 2008. As a result of this decision, IPL recognized a $0.02 per share impairment associated with the Sixth Street assets that were previously recorded in construction work in progress.  Alliant Energy also incurred $0.02 per share of restructuring charges in the second quarter of 2010 resulting from management and staff position reductions.

During the second quarter of 2009, Alliant Energy announced reductions in executive, management and staff positions and the ceasing of operations of 4 units in WPL’s generating fleet.  Restructuring charges associated with these actions reduced earnings by $0.06 per share.  Also during the second quarter of 2009, IPL announced that it would stop providing steam service in downtown Cedar Rapids, Iowa.  This decision resulted in an impairment charge that reduced earnings $0.02 per share in the second quarter of 2009.

Electric transmission service expenses:  Higher electric transmission expenses reduced EPS $0.07 per share in the second quarter of 2009.  The IPL interim rate increase implemented on March 20, 2010, mentioned above, recovered the higher transmission expenses in the second quarter of 2010 and is expected to recover the higher electric transmission expense for the remainder of 2010.

Depreciation adjustment: WPL recorded a depreciation adjustment, which impacted the second quarter of 2010 by $0.05 per share.  The adjustment is not expected to materially impact future earnings.

2010 Earnings Guidance

Alliant Energy is narrowing its 2010 earnings guidance, which excludes net charges associated with non-GAAP adjustments discussed in this release.

	Current	Previous
Utility	$2.45 – $2.55	$2.35 – $2.55
Non-regulated and Parent	0.10 – 0.15	0.10 – 0.20
Alliant Energy	$2.55 – $2.70	$2.45 – $2.75

The guidance does not include the impacts of any non-cash valuation adjustments, charges resulting from federal health care legislation, future regulatory-related charges or credits resulting from decisions by regulators, reorganization or restructuring charges, future changes in laws or regulations, future adjustments made to deferred tax asset valuation allowances, adverse impacts of pending lawsuits and disputes, depreciation adjustments or changes in accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy’s 2010 earnings guidance include, but are not limited to:
•	No refund reserves related to IPL’s interim rates in Iowa and Minnesota
•	Stable economy and resulting implications on utility sales
•	Normal weather and operating conditions in its utility service territories
•	Ability of IPL and WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
•	Ability of IPL and WPL to recover their operating costs, deferred expenditures and capital expenditures, and to earn a reasonable rate of return
•	Continuing cost controls and operational efficiencies
•	Execution of IPL’s and WPL’s wind projects and environmental expenditure plans
•	Ability to utilize federal net operating losses and federal credit carry forwards
•	RMT, Inc.’s (RMT’s) estimated market share and project execution

Earnings Conference Call
A conference call to review the second quarter of 2010 results is scheduled for Thursday, August 5th at 9:00 a.m. central daylight time.  Alliant Energy Chairman, President and Chief Executive Officer Bill Harvey and Executive Vice President - Chief Financial Officer and Treasurer Patricia Kampling will host the call.  The conference call is open to the public and can be accessed in two ways.  Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179.  Interested parties may also listen to a webcast at www.alliantenergy.com/investors.  In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website.  A replay of the call will be available through August 12, 2010, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179.  An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations.  Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 412,000 natural gas customers.  Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus.  Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT.  For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements.  These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import.  Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated.  Actual results could be affected by the following factors, among others:
•	federal and state regulatory or governmental actions, including the impact of energy, tax and health care legislation, and of regulatory agency orders;
•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, deferred expenditures, capital expenditures, including any construction costs incurred over the predetermined level included in the advanced rate making principles for IPL’s Whispering Willow - East wind project, and costs related to generating units that may be permanently closed, the earning of reasonable rates of return, and the payments to their parent of expected levels of dividends;

•	the state of the economy in IPL’s and WPL’s service territories and resulting implications on sales, margins and ability to collect unpaid bills;
•	weather effects on results of operations;
•
developments that adversely impact the ability to implement strategic plans including unanticipated issues in connection with construction and operation of IPL’s and WPL’s new wind generating facilities, WPL’s potential purchases of the Riverside Energy Center and Wisconsin Electric Power Company’s 25% interest in the Edgewater Generating Station Unit 5, Alliant Energy’s ability to complete the proposed divestiture of its Industrial Energy Applications, Inc. business, and unfavorable regulatory outcomes;

•	successful resolution of the pending challenge to the approval by the Public Service Commission of Wisconsin (PSCW) of WPL’s Bent Tree - Phase I wind project;
•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices and other economic conditions may have on IPL’s and WPL’s customers’ demand for utility services;
•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of and rate relief for costs associated with restoration activities;
•
issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations, the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, or third parties, such as the Sierra Club, and the ability to recover through rates all environmental compliance costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	potential impacts of changing regulations on the ability to utilize already-purchased emission allowances and forward contracts to purchase additional emission allowances;
•	the ability to continue cost controls and operational efficiencies;
•	potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions, including those that contain a proposed greenhouse gas cap-and-trade program;
•	continued access to the capital markets on competitive terms and rates;
•	inflation and interest rates;
•	financial impacts of risk hedging strategies, including the impact of weather hedges or the absence of weather hedges on earnings;
•	sales and project execution for RMT, the level of growth in the wind and solar development market and the impact of the American Recovery and Reinvestment Act of 2009, and pending legislation;
•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;
•	Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the purported shareowner derivative complaint stemming from the Exchangeable Senior Notes due 2030;
•
Alliant Energy’s ability to successfully pursue appropriate appeals with respect to any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;
•	Alliant Energy’s ability to sustain its dividend payout ratio goal;
•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;
•	access to technological developments;
•	any material post-closing adjustments related to any past asset divestitures;
•	increased retirement and benefit plan costs;
•	the impact of necessary accruals for the terms of incentive compensation plans;
•	the effect of accounting pronouncements issued periodically by standard-setting bodies;
•	the ability to utilize tax capital losses, tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;
•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows;
•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents; and
•	factors listed in the “2010 Earnings Guidance” section of this press release.

Without limitation, the expectations with respect to 2010 Earnings Guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements.  Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct.  Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements.  The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$627.3	$567.8	$1,232.2	$1,175.9
Gas	59.5	58.1	284.4	322.7
Other	15.4	18.3	33.0	49.3
Non-regulated	39.4	96.6	82.2	141.7
	741.6	740.8	1,631.8	1,689.6

Operating expenses:
Utility:
Electric production fuel and energy purchases	193.2	189.3	403.6	443.9
Purchased electric capacity	72.5	74.9	135.8	142.7
Electric transmission service	71.1	58.3	133.4	117.0
Cost of gas sold	28.7	27.5	185.1	226.6
Other operation and maintenance	152.2	146.8	302.7	307.3
Non-regulated operation and maintenance	33.1	89.9	71.3	134.0
Depreciation and amortization	65.1	66.2	139.5	130.7
Taxes other than income taxes	25.0	25.5	50.7	51.3
	640.9	678.4	1,422.1	1,553.5

Operating income	100.7	62.4	209.7	136.1

Interest expense and other:
Interest expense	39.6	35.7	80.3	71.4
Equity income from unconsolidated investments, net	(9.6)	(8.6)	(19.4)	(17.8)
Allowance for funds used during construction	(5.5)	(11.3)	(9.4)	(20.8)
Interest income and other	0.5	(1.5)	(0.3)	(3.2)
	25.0	14.3	51.2	29.6

Income from continuing operations before income taxes	75.7	48.1	158.5	106.5

Income tax expense (benefit)	23.0	14.4	57.7	(4.4)

Income from continuing operations, net of tax	52.7	33.7	100.8	110.9

Income (loss) from discontinued operations, net of tax	(0.2)	0.1	(0.2)	0.2

Net income	52.5	33.8	100.6	111.1

Preferred dividend requirements of subsidiaries	4.7	4.7	9.4	9.4

Net income attributable to Alliant Energy common shareowners	$47.8	$29.1	$91.2	$101.7

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2010	2009
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$5,485.6	$5,448.3
Utility construction work in progress	601.0	404.0
Other property, plant and equipment, net of accumulated depreciation	337.5	340.6
Current assets:
Cash and cash equivalents	171.1	175.3
Other current assets	983.0	1,214.7
Investments	286.0	281.5
Other assets	1,179.4	1,171.6
Total assets	$9,043.6	$9,036.0

CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$2,779.1	$2,772.6
Cumulative preferred stock of subsidiaries, net	243.8	243.8
Noncontrolling interest	2.1	2.1
Long-term debt, net (excluding current portion)	2,503.6	2,404.5
Total capitalization	5,528.6	5,423.0

Current liabilities:
Current maturities of long-term debt	201.4	101.5
Commercial paper	--	190.0
Other current liabilities	692.7	785.1
Other long-term liabilities and deferred credits	2,620.9	2,536.4
Total capitalization and liabilities	$9,043.6	$9,036.0

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2010	2009
	(in millions)
Cash flows from operating activities	$479.2	$439.9

Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(384.8)	(597.8)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(11.2)	(30.4)
Other	0.4	39.9
Net cash flows used for investing activities	(395.6)	(588.3)

Cash flows (used for) from financing activities:
Proceeds from the issuance of long-term debt	300.0	--
Payments to retire long-term debt	(100.8)	(0.7)
Common stock dividends	(87.2)	(82.7)
Net change in short-term borrowings	(190.0)	151.4
Other	(9.8)	(20.3)
Net cash flows (used for) from financing activities	(87.8)	47.7

Net decrease in cash and cash equivalents	(4.2)	(100.7)
Cash and cash equivalents at beginning of period	175.3	346.9
Cash and cash equivalents at end of period	$171.1	$246.2

KEY FINANCIAL STATISTICS
	June 30, 2010	June 30, 2009
Common shares outstanding (000s)	110,796	110,633
Book value per share	$25.08	$25.71
Quarterly common dividend rate per share	$0.395	$0.375

KEY OPERATING STATISTICS
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Utility electric sales (000s of MWh)
Residential	1,698	1,564	3,738	3,712
Commercial	1,481	1,438	3,001	2,983
Industrial	2,814	2,719	5,453	5,444
Retail subtotal	5,993	5,721	12,192	12,139
Sales for resale:
Wholesale	774	822	1,637	1,721
Bulk power and other	364	445	780	1,005
Other	37	39	77	81
Total	7,168	7,027	14,686	14,946

Utility retail electric customers (at June 30)
Residential	840,998	839,246
Commercial	135,536	134,762
Industrial	2,840	2,901
Total	979,374	976,909

Utility gas sold and transported (000s of Dth)
Residential	2,847	3,331	16,750	17,554
Commercial	2,273	2,585	10,620	11,521
Industrial	658	642	1,865	1,861
Retail subtotal	5,778	6,558	29,235	30,936
Transportation / other	11,011	11,528	24,907	28,185
Total	16,789	18,086	54,142	59,121

Utility retail gas customers (at June 30)
Residential	364,616	363,611
Commercial	45,323	45,129
Industrial	555	566
Total	410,494	409,306

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$2	$(4)	$4	$(1)
Losses from weather derivatives	--	--	--	(3)
Net weather impact	$2	$(4)	$4	$(4)

Gas margins -
Weather impacts on demand compared to
normal weather	$(3)	$--	$(1)	$4
Losses from weather derivatives	--	--	--	(3)
Net weather impact	$(3)	$--	$(1)	$1

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Normal (b)	2010	2009	Normal (b)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	289	182	218	289	182	218
Madison, Wisconsin (WPL)	202	146	174	202	146	174
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	501	748	718	4,180	4,349	4,090
Madison, Wisconsin (WPL)	611	842	858	4,066	4,594	4,342

(a) Alliant Energy entered into weather derivatives based on CDDs during the months of January through March in 2009 to reduce potential volatility on its margins from the impacts of weather.
(b) CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base.  Normal degree days are calculated using a rolling 20-year average of historical CDDs and HDDs.